                           PURCHASE AND SALE AGREEMENT



                                  by and among



                         CASTLE ENERGY CORPORATION, and
                    CASTLE TEXAS PIPELINE LIMITED PARTNERSHIP



                                       and



                    UNION PACIFIC INTRASTATE PIPELINE COMPANY

                           PURCHASE AND SALE AGREEMENT

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I DEFINITIONS.....................................................  1
   1.1 Defined Terms......................................................  1

ARTICLE II CLOSING DATE TRANSACTIONS; PURCHASE PRICE......................  4
   2.1 Sale of Assets.....................................................  4
   2.2 Purchase Price.....................................................  5
   2.3 Adjustments to Purchase Price......................................  5
   2.4 Payment and Calculation of Estimated Adjusted Purchase Price.......  6
   2.5 Post Closing Adjustment............................................  6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER......................  6
   3.1 Existence..........................................................  6
   3.2 Power..............................................................  6
   3.3 Authorization......................................................  6
   3.4 Brokers............................................................  7
   3.5 Foreign Person.....................................................  7
   3.6 Title to Certain Assets............................................  7
   3.7 Basic Document.....................................................  7
   3.8 Commitment to Make Expenditures....................................  8
   3.9 Contracts..........................................................  8
   3.10 Litigation........................................................  8
   3.11 Licenses and Permits..............................................  8
   3.12 Tax Partnerships..................................................  8
   3.13 Compliance with Laws..............................................  8
   3.14 Preferential Rights...............................................  9
   3.15...................................................................  9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER....................  9
   4.1 Existence..........................................................  9
   4.2 Power..............................................................  9
   4.3 Authorization......................................................  9
   4.4 Brokers............................................................  9

ARTICLE V PRE-CLOSING OBLIGATIONS OF SELLER............................... 10
   5.1 Operations......................................................... 10
   5.2 Permissions........................................................ 10
   5.3 No Shop............................................................ 10
   5.4 Expenditures....................................................... 10
   5.5 Transfer of Assets................................................. 11
   5.6 Payment of Bills................................................... 11
   5.7 Access to Records and Assets....................................... 11
                                       ii

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ARTICLE VI PRE-CLOSING OBLIGATIONS OF PURCHASER........................... 11
   6.1 Confidentially..................................................... 11
   6.2 Return of Data..................................................... 11
   6.3 Indemnity Regarding Access......................................... 12
   6.4 Transition Agreement Election...................................... 12

ARTICLE VII SELLER'S CONDITIONS OF CLOSING................................ 12
   7.1 Representations and Warranties..................................... 12
   7.2 Performance........................................................ 12
   7.3 Officer's Certificate.............................................. 13
   7.4 Pending Matters.................................................... 13
   7.5 Bonds.............................................................. 13
   7.6 Certain Events..................................................... 13
   7.7 Opinion of Counsel................................................. 13
   7.8 Consents..................................Error! Bookmark not defined.
   7.9 Production Contract................................................ 13
   7.10 Contract Amendment................................................ 13

ARTICLE VIII PURCHASER'S CONDITIONS OF CLOSING............................ 14
   8.1 Representations and Warranties..................................... 14
   8.2 Performance........................................................ 14
   8.3 Attorney-in-Fact Certificate....................................... 14
   8.4 Pending Matters.................................................... 15
   8.5 Certain Events..................................................... 15
   8.6 Opinion of Counsel................................................. 15
   8.7 Production Agreement............................................... 15
   8.8 Liens.............................................................. 15

ARTICLE IX CLOSING........................................................ 15
   9.1 Time and Place of Closing.......................................... 15
   9.2 Closing Obligations................................................ 15

ARTICLE X POST-CLOSING OBLIGATIONS........................................ 16
   10.1 Calculation of Adjusted Purchase Price............................ 16
   10.2 Receipts and Credits.............................................. 17
   10.3 Assumption of Liabilities; Cross Indemnity........................ 17
   10.4 Further Assurances................................................ 21

ARTICLE XI. TERMINATION................................................... 21
   11.1 Right of Termination.............................................. 21
   11.2 Effect of Termination............................................. 22

ARTICLE XII TAXES......................................................... 23
   12.1 Apportionment of Ad Valorem and Property Taxes.................... 23
   12.2 Sales Taxes....................................................... 23
   12.3 Cooperation....................................................... 23
   12.4 Indemnification for Tax Obligations............................... 24

                                      iii

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ARTICLE XIII DOCUMENT RETENTION........................................... 25
   13.1 Inspection........................................................ 25
   13.2 Destruction....................................................... 25
   13.3 Access............................................................ 25

ARTICLE XIV INDEPENDENT INVESTIGATION AND DISCLAIMER...................... 25
   14.1 Independent Investigation and Disclaimer.......................... 26

ARTICLE XV. MISCELLANEOUS................................................. 26
   15.1 Governing Law..................................................... 26
   15.2 Entire Agreement.................................................. 26
   15.3 Waiver............................................................ 26
   15.4 Captions.......................................................... 27
   15.5 Assignment........................................................ 27
   15.6 Notices........................................................... 27
   15.7 DTPA Waiver....................................................... 28
   15.8 Expenses.......................................................... 28
   15.9 Severability...................................................... 28
   15.10 Publicity........................................................ 28
   15.11 Use of Names..................................................... 28
   15.12 Consequential Damages............................................ 28
   15.13 No Third Party Beneficiary....................................... 29
   15.14 Survival Limitation of Liability................................. 29
   15.15 Counterparts; Exhibits........................................... 29
   15.16 Environmental Investigation and Report........................... 29
   15.17 Recordable Assignment............................................ 29
   15.18 Casualty and Condemnation........................................ 29

                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement ("Agreement") is made and entered into this 16th day of May, 1997, by and among CASTLE ENERGY CORPORATION, a Delaware corporation ("CASTLE"), and CASTLE TEXAS PIPELINE LIMITED PARTNERSHIP, a Texas limited partnership ("Pipeline"), referred to herein as ("Seller") and UNION PACIFIC INTRASTATE PIPELINE COMPANY, a Delaware corporation ("Purchaser").


                                    RECITALS

         Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain pipeline properties and other assets on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       1.1 Defined Terms. The following terms (which shall include both the singular and plural of each term) shall have the following meanings when used in this Agreement:

           "Adjusted Purchase Price" shall have the meaning given that term in
Section 2.3.

           "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with, the person or entity in question. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

           "Assets" shall mean the Pipeline Assets, Motor Vehicles, Real Estate and Inventory and the Transportation Agreements.

           "Assumed Obligations" shall have the meaning given that term in
Section 10.3(a), and shall include, but not be limited to, the agreements listed on Exhibit 1.1(j).

           "Basic Documents" shall have the meaning given that term in Section 3.7(a).

           "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Dallas, Texas, are required or authorized by law to be closed.

           "Claim Notice" shall have the meaning given that term in Section 10.3(g).

           "Claimant" shall have the meaning given that term in Section 12.4(b).

           "Closing" shall have the meaning given that term in Section 9.1.

           "Closing Date" shall have the meaning given that term in Section 9.1.

           "Code" shall mean the Internal Revenue Code as amended.

           "Corrective Operations" shall have the meaning given that term in
Section 10.3(g)(ii).

           "Documents" shall have the meaning given that term in Section 13.1.

           "Effective Date" shall have the meaning given that term in Section 2.1(a).

           "Indemnified Party" shall have the meaning given that term in Section 10.3(g).

           "Indemnifying Party" shall have the meaning given that term in
Section 10.3(g).

           "Indemnitor" shall have the meaning given that term in Section
12.4(b).

           "Knowledge" shall mean the knowledge of an individual who is an employee of a Seller or any Affiliate of a Seller and who has supervisory responsibility over the matter in question.

           "Lawsuit Liabilities" shall mean all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the lawsuits listed on Exhibit 1.1, as the same may be amended or refiled (except to the extent any claims raised in such amendments or refilings relate to periods of time subsequent to the Effective Date and are covered by Purchaser's indemnity of Sellers pursuant to Sections 10.3(b)(iii) or (d).

           "Losses" shall have the meaning given that term in Section 10.3(b).

           "Motor Vehicles, Real Estate and Inventory" shall mean the assets described in Exhibit B.

           "Performing Party" shall have the meaning given that term in Section 10.4(g)(ii).

"Pipeline Assets" shall mean all of Seller's right, title and interest in and to the assets and interests comprising a part of or utilized in connection with Pipeline's intrastate pipeline system located in Rusk County, Texas, including, without limitation, the following:

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                   (a) real property, whether owned of record or beneficially, and the improvements, buildings and fixtures located thereon, including, without limitation, those that are described on Exhibit A;

                   (b) easements, rights-of-way, licenses and permits, whether owned of record or beneficially, and all prescriptive rights, titles, interests and claims, together with the improvements, buildings and fixtures located thereon, including, without limitation, those that are described on Exhibit A;

                   (c) leases of real property, whether owned of record or beneficially, and the improvements, buildings and fixtures located there on, including, without limitation, those that are described on Exhibit A;

                   (d) pipelines, storage, compressor and other facilities, whether above or below ground, and all appurtenances thereto, including, without limitation, compressor stations, metering stations, valves, cathodic protection systems, improvements, buildings and fixtures;

                   (e) certificates of authority, licenses and permits to construct, own, maintain, operate and remove pipeline facilities within the boundaries of various federal, state, municipal and local governmental and quasi-governmental jurisdictions;

                   (f) licenses, permits, authorizations, registrations and exemptions relating to the handling, treatment, disposal and discharge of pollutants, contaminants and other environmentally sensitive materials and substances;

                   (g) computer hardware and software, including all leases and licenses thereof;

                   (h) radios and other communication equipment;

                   (i) governmental permits, licenses, franchises, registrations and similar rights;

                   (j) contracts, contract rights, agreements and other instruments including, without limitation, the agreements listed on Exhibits 1.1(j);

                   (k) materials, supplies and parts and personal property used or useful in connection with the assets described as a part of this defined term; and

                   (l) books of account, customer lists, files, papers, records and computer data bases, together with related file layouts, and any other relevant files, documents and records relating to any and all of the properties described in clauses (a)-(k) above.

         "Production Contract" shall mean the contract dated of even date herewith between Castle Energy Corporation and Castle Texas Production Limited Partnership, as seller and Union Pacific Resources Company, as buyer.

         "Property Taxes" shall have the meaning given that term in Section
         12.1.

         "Property Condition Claims" shall have the meaning given that term in
         Section 10.3(d).

         "Purchase Price" shall have the meaning given that term in Section 2.2.

         "Purchaser Indemnified Parties" shall have the meaning given that term in Section 10.3(c).

         "Seller Indemnified Parties" shall have the meaning given that term in
         Section 10.3(b).

         "Report" shall have the meaning given that term in Section 15.16.

         "Transition Agreement" shall have the meaning given that term in
         Section 9.2(h).

         "Transportation Agreements" shall mean all right, title and interest of Seller in and to any transportation agreements including those listed on Exhibit 3.9 to which Seller is a party as of the Closing Date, together with copies of all relevant files, documents and records relating thereto (other than any of such files, documents and records that Sellers are unable to disclose to Purchaser without waiver of an attorney-client privilege that any Seller deems significant to its legal position or due to a third party restriction on assignment or disclosure with respect to which Production is unable, after reasonable efforts (which shall not include the payment of any funds or other consideration) to secure a waiver).


                                   ARTICLE II
                    CLOSING DATE TRANSACTIONS; PURCHASE PRICE


         2.1      Sale of Assets.

                  (a) On the Closing Date, but effective as of 7:00 a.m. Central Time on May 1, 1997, (the "Effective Date") and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, or cause to be sold and conveyed, to Purchaser, and Purchaser agrees to purchase and pay for, the Assets.

                  (b) All amounts required to be paid by any party hereto to another party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two Business Days prior to the Closing Date.

         2.2 Purchase Price. The purchase price for the Assets shall be One Million Two Hundred Eight Thousand and no/100 Dollars $1,208,000 (the "Purchase Price"), which amount shall be adjusted as provided in Section 2.3. As added consideration for the sale of the Assets, the parties agree that Castle has prepaid for transportation services to be provided by Purchaser to CEC Gas Marketing Limited Partnership as set forth in the Amendment to Gas Transportation Agreement in Exhibit C hereto.

         2.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows (the resulting amount being herein referred to as the "Adjusted Purchase Price"):

                  (a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

                           (i) the amount of all expenses accrued by Seller,
                  (other than amounts covered by clause (ii) following and expenses incurred in violation of the $5,000 limitation contained in Section 5.4) that are attributable to the Assets and to the period of time between the Effective Date and the Closing Date, including without limitation, pipeline operating expenses, capital expenditures, ad valorem, property and similar taxes and assessments, sales taxes, gross receipts taxes (but excluding income taxes and franchise taxes), rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses; and

                           (ii) to the extent paid by Seller, the amounts
                  incurred by Seller under the assumed contracts listed on
                  Exhibit 1.1(j).

                  (b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

                           (i) $14,693.70 (representing 6,973 mcf @ $2.10), in
                  respect of amounts owed as of March 31, 1997 by Seller to any other party under gas balancing or similar written arrangements affecting the Assets as the result of Seller receiving more gas than it has redelivered as of March 31, 1997, which such amount to be deducted from the Purchase Price at the Closing but further adjusted through the Closing Date in accordance with the procedures set forth in Section 10.1 using the same methodology that was used to calculate the amount as of March 31, 1997; and

                           (ii) the amount of proceeds earned by Seller that are
                  attributable from the ownership and operation of the Assets after the Effective Date and to the period of time between the Effective Date and Closing except to the extent such proceeds represent the amortization of prepaid transportation expenses pursuant to the Transportation Agreement between CEC Gas Marketing, L.P. and Purchaser.

         2.4 Payment and Calculation of Estimated Adjusted Purchase Price. Seller shall prepare and deliver to Purchaser, at least five Business Days prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 2.3. The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price (calculated based on Seller's and Purchaser's agreed upon estimated adjustments and Seller's estimation of any such disputed amounts) shall be paid at Closing, subject to further post-Closing adjustment in accordance with Section 10.1.

         2.5 Post Closing Adjustment. Within five Business Days after the final determination of the Adjusted Purchase Price in accordance with Section 10.1 or otherwise, Purchaser shall pay to Seller or Seller shall pay to Purchaser the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the estimated Adjusted Purchase Price calculated pursuant to
Section 2.4.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that:

         3.1 Existence. Castle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Texas. Pipeline is a Texas limited partnership and is duly qualified to carry on its business in the State of Texas.

         3.2 Power. Castle and Pipeline have the corporate power and partnership power, respectively, and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Seller, and the consummation by each such party of the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or bylaws of such party or partnership agreement, as the case may be, (b) except as set forth on Exhibit 3.2, any material agreement or instrument to which such party is a party or by which such party or any of the Assets are bound, (c) any judgment, order, ruling, or decree applicable to such party as a party in interest, or (d) any law, rule or regulation applicable to such party.

         3.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate and partnership action on the part of Castle and Pipeline, respectively. This Agreement has been duly executed and delivered on behalf of each Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by each Seller, shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of each Seller, enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4 Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Seller.

         3.5 Foreign Person. Seller is not a "foreign person" within the meaning of the Code, Sections 1445 and 7701 (i.e. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

         3.6 Title to Certain Assets. Seller does not warrant title to the real property interests comprising a part of the Pipeline Assets (including easements, rights-of-way and similar interests).

         3.7 Basic Document.

                  (a) To the knowledge of each Seller, the assumed contracts listed on Exhibit 1.1(j), and the material contracts and agreements comprising a part of the Assets other than any agreements pursuant to which any Seller derives its rights with respect to any real property comprising a part of the Pipeline Assets (such assumed contracts listed on Exhibit 1.1(j), and such material contracts and agreements being herein called the "Basic Documents"), are in full force and effect and constitute valid and binding obligations of the parties thereto, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); all contracts and agreements which are Basic Documents are disclosed on Exhibit A or 3.9 and Seller has not transferred, assigned, conveyed or encumbered its interest therein.

                  (b) No Seller is in breach or default of its obligations under the Basic Documents, and to each Seller's knowledge no breach or default by any third party exists, in either case to the extent such breach or default, whether by a Seller or a third party, could materially and adversely affect, after the Effective Date, the ownership, operation, value or use of any Asset by the Purchaser.

                  (c) Seller has, pursuant to the terms of the Basic Documents, and any agreements pursuant to which any Seller derives its rights with respect to any real property comprising a part of the Pipeline Assets, all rights material to the ownership or operation of the Assets in the manner in which the same are presently being owned or operated.

                  (d) The rights of Seller in and to the easements, rights-of-way and similar interests comprising a part of the Pipeline Assets are assignable to Purchaser upon the consummation of the transactions contemplated hereunder free of any prohibitions on transfer or required consents to assignment that are not reasonably capable of being obtained by a Seller (without the payment of any funds or other compensation in connection therewith).

         3.8 Commitment to Make Expenditures. Since the Effective Date, except as permitted by Section 5.4, Sellers have incurred no expenses, and have made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Date, other than routine expenses incurred in the normal operation of the Assets. No proposals are currently outstanding to conduct any other operations other than normal operation of the Assets, or to remove or abandon any portion of the Pipeline Assets.

         3.9 Contracts. All Transportations Agreements and all other agreements or arrangements for the purchase, sale or transportation of hydrocarbons relating to the Assets or pipeline services are referenced in Exhibit 3.9,
Exhibit 1.1(j) or Exhibit A hereto, other than agreements or arrangements which are cancelable on 60 days' notice or less without penalty or detriment.

         3.10 Litigation. Except as set forth on Exhibit 1.1, there are no judicial or administrative suits, actions, investigations, inquiries or proceedings with respect to which a Seller has received service of process, or that have been threatened and, if adversely determined, would materially and adversely affect the ownership or operation of the Assets, that affect the Assets or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.11 Licenses and Permits. Except as set forth on Exhibit 3.13, Sellers have all governmental licenses and permits material to the ownership or operation of the Assets as presently being owned and operated and, to the knowledge of each Seller, such licenses, permits and filings are in full force and effect. As of the Effective Date, there were no uncured violations in respect of such licenses or permits with respect to which Sellers received written notice prior to the Effective Date and since the Effective Date, Sellers have not received written notice of any violations in respect of any such licenses or permits.

         3.12 Tax Partnerships. Seller has no knowledge of the existence of any tax partnership agreements affecting or governing the Assets. Seller is not filing any tax partnership returns with respect to the Assets and has not received any notices of delinquency from the Internal Revenue Service in connection with any federal returns of partnership income for the Assets.

         3.13 Compliance with Laws. The ownership and operation of those Assets operated by each Seller and, to the best of such Seller's knowledge, the ownership and operation of Assets not operated by such Seller, to the extent that non-conformance could materially and adversely affect the ownership, operation, value or use thereof after the Effective Date, has been in conformity, in all material respects, with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction, relating to the Assets. In addition, as to Assets operated by each Seller, to such Seller's knowledge the pipeline comprising a part of the Pipeline Assets has been constructed within the boundaries of the applicable leases, easements, servitude or within limits otherwise permitted by applicable law or a valid and enforceable pooling, unit or other agreement or contract.

         3.14 Preferential Rights. There are no preferential purchase rights held by others with respect to the Assets.

         3.15 Except as disclosed in Section 2.3(b)(i) there are no pipeline imbalances.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that:

         4.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Texas and in any other jurisdiction where the nature of its operations or properties requires it to be so qualified.

         4.2 Power. Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or bylaws of the Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser.

         4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required here under to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4 Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

                                    ARTICLE V
                        PRE-CLOSING OBLIGATIONS OF SELLER

         5.1 Operations. From the date of execution of this Agreement until Closing (the "Interim Period"), except as otherwise approved by Purchaser, Seller shall cause the Pipeline Assets to be operated as a reasonably prudent operator would operate the same and shall cause the Transportation Agreements and other Assumed Obligations to be performed in accordance with past practices, and in each case, in conformity (in all material respects) with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction, and in conformity in all material respects with all Basic Documents.

         5.2 Permissions. During the Interim Period, Seller will use reasonable efforts to obtain all permissions, approvals, and consents of federal, state and local governmental authorities and others as may be required to consummate the transactions contemplated here under (excluding governmental permissions, approvals and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder).

         5.3 No Shop. From April 23, 1997, until Closing, Seller, shall not, directly or indirectly, initiate discussions with, or otherwise solicit from, any person or entity any proposals or offers relating to, or deliver information to any person or entity for purposes of evaluating, one or more transactions of the type contemplated hereunder involving the Assets, except as may be contemplated by this Agreement or required by applicable law.

         5.4 Expenditures. Each Seller will not expend any funds, or make any commitments to expend funds (including, without limitation, entering into new agreements which would obligate Seller to expend funds), or otherwise voluntarily incur any other obligations or liabilities, in connection with the ownership or operation of the Assets after the date hereof, other than those required by the contracts constituting the Assumed Obligations, by law or governmental order or regulation, in connection with an emergency or as a part of routine expenses incurred or commitments made in the normal operation of the Assets (it being agreed that expenditures or commitments with respect to a particular operation or matter of less than $5,000, and expenditures or commitments with respect to a particular operation or matter in excess of $5,000 to which Purchaser has consented, shall be deemed to have been made as a part of routine expenses in the normal operation of the Assets). Except as required by law or governmental order or regulation or in connection with an emergency, each Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing properties comprising the Assets, or propose the removal or abandonment of any portion of the Pipeline Assets; each Seller will advise Purchaser of any such proposals made by third parties (and will respond to each such proposal made by a third party in the manner requested by Purchaser).

         5.5 Transfer of Assets. During the Interim Period, each Seller will not sell, mortgage, encumber, transfer or abandon any portion of the Assets other than in the ordinary course of business consistent with past practices. Except in connection with the curing of any title defects, each Seller will not, without Purchaser's consent, voluntarily release, or modify or reduce its rights under any easement, servitude or rights-of-way comprising a part of the Pipeline Assets, or any other Basic Document, or enter into any new agreements which would be Basic Documents.

         5.6 Payment of Bills. Each Seller will cause all undisputed expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Assets and all taxes) and liabilities relating to the ownership or operation of the Assets prior to the date of Closing to be promptly paid and discharged.

         5.7 Access to Records and Assets. Prior to the Closing Date, each Seller shall grant the Purchaser access during Seller's normal business hours, upon reasonable notice, to the Assets and to all records relating to the Assets except those records that Seller is unable to make available to the Purchaser without waiver of an attorney-client privilege that Seller deems significant to its legal position or due to a third party restriction on disclosure with respect to which Seller is unable, after reasonable efforts (which shall not include the payment of funds or other consideration), to secure a waiver. Such Assets and records will be made available at their present locations. Prior to the Closing Date, Seller agrees to cooperate with Purchaser should Purchaser desire to contact individuals presently employed by Sellers in connection with the Assets for possible employment by Purchaser after the Closing.


                                   ARTICLE VI
                      PRE-CLOSING OBLIGATIONS OF PURCHASER

         6.1 Confidentially. Except with respect to any disclosure that may be required by applicable law or by the applicable rules or regulations of any governmental body or stock exchange, Purchaser shall cause (a) any information relating to the terms of the transactions contemplated hereunder, and (b) the information and data furnished or made available by Seller to Purchaser and its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets, to be maintained in confidence and not to be used or disclosed for any purpose other than in connection with this Agreement or Purchaser's investigation of the Assets; provided, however, that solely with respect to information of the type described in clauses (a) and (b) preceding, the foregoing obligation shall terminate on the earlier to occur of
(i) the Closing, (ii) such time as the information or data in question is disclosed to Purchaser by a third party that is not obligated to Seller to maintain same in confidence, or (iii) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation.

         6.2 Return of Data. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Sellers to Purchaser, its officers, employees and representatives in connection with this Agreement or Purchaser's investigation of the Assets, and Purchaser agrees not to retain any copies of any such information or data (except to the extent Purchaser reasonably believes that the retention of copies of any such information or data may be relevant to the resolution of any then existing disputes between Purchaser and Seller regarding the rights of such parties under this Agreement).

         6.3 Indemnity Regarding Access. Purchaser agrees to protect, indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all claim, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection with personal injuries, including death or property damage arising out of or relating to the access granted to Purchaser, its officers, employees, and representatives to the Assets and to any records and other information relating thereto as permitted under this Agreement, regardless of whether such injuries, death or damages are caused in whole or part by the sole, partial or concurrent negligence of the Seller Indemnified Parties. It is the expressed intention of parties hereto that the indemnity provided for by this Section 6.3 constitutes an agreement by Purchaser to indemnify and protect the Seller Indemnified Parties from the consequences of their own negligence, regardless of whether that negligence is the sole or a concurring cause of the injury, death or damage. Purchaser further agrees that access to certain of the Assets shall be conditioned upon Purchaser, its agents, employees, representatives or contractors executing appropriate request for access forms as may be required by Seller.

         6.4 Transition Agreement Election. Purchaser shall give Seller notice no later than three Business Days prior to the Closing Date that it will not enter into the Transition Agreement if Purchaser elects to terminate the transition agreement attached as an exhibit to the Production Contract. Purchaser may elect not to enter into the Transition Agreement provided it notifies Seller of such election no later than three Business Days prior to the Closing Date.


                                   ARTICLE VII
                         SELLER'S CONDITIONS OF CLOSING

         Each Seller's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

         7.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects on the Closing Date as though made on and as of that date; provided, however, for the purposes of this Section 7.1, in determining whether this condition has been satisfied, any representation and warranty of Purchaser contained in this Agreement which is qualified by (i) materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold), and (ii) knowledge shall be read and interpreted as if such qualification was not included therein.

         7.2 Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing Date.

         7.3 Officer's Certificate. Purchaser shall have delivered to Seller a certificate of a corporate officer, dated the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

         7.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         7.5 Bonds. To the extent same are required by applicable law, Purchaser shall have delivered to Seller either: (a) copies of any bonds, in form and substance and issued by a corporate surety satisfactory to the applicable governmental authorities, covering any Pipeline Assets; or (b) a commitment by a surety company, satisfactory to the applicable governmental authorities, to issue such bonds upon Closing.

         7.6 Certain Events. There shall not have occurred an explosion, fire, blowout, earthquake or adverse geophysical event that has materially and adversely affected the operation or value of the Pipeline Assets.

         7.7 Opinion of Counsel. Seller shall have received the opinion Kerry R. Brittain, Assistant General Counsel for the Purchaser, as to the matters covered by Sections 4.1, 4.2 and 4.3, subject to normal and customary qualifications and exceptions.

         7.8 Production Contract. The transactions contemplated by the Production Contract shall be consummated concurrent with the transactions contemplated by this Agreement.

         7.9 Contract Amendment. Purchaser and Castle Gas Marketing Limited Partnership shall execute an amendment to that certain Gas Transportation Agreement between B & A Marketing Company as Shipper and Tabasco Gas Pipeline Company as Transporter dated July 1, 1992, in the form of Exhibit C hereto.


                                  ARTICLE VIII
                        PURCHASER'S CONDITIONS OF CLOSING

         Purchaser's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date by Purchaser of the following conditions:

         8.1 Representations and Warranties. The representations and warranties of Seller contained in Article IV shall be true and correct in all material respects on the Closing Date as though made on and as of that date; provided, however, for the purposes of this Section 8.1, in determining whether this condition has been satisfied, any representation and warranty of Seller contained in this Agreement which is qualified by (i) materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold), and (ii) knowledge shall be read and interpreted as if such qualification was not included therein.

         8.2 Performance. Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing Date.

         8.3 Attorney-in-Fact Certificate. Seller shall have delivered to Purchaser a certificate of each Seller, dated the Closing Date, certifying on behalf of Seller that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

         8.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         8.5 Certain Events. There shall not have occurred an explosion, fire, blowout, earthquake or adverse geophysical event that has materially and adversely affected the operation or value of the Pipeline Assets. Seller agrees to promptly provide notice to Purchaser of the occurrence of any such event.

         8.6 Opinion of Counsel. Purchaser shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld for Seller, as to the matters covered by Sections 3.1, 3.2 and 3.3, subject to normal and customary qualifications and exceptions.

         8.7 Production Agreement. The transactions contemplated by the Production Contract shall be consummated concurrent with the transactions contemplated by this agreement.

         8.8 Liens. All liens, claims and encumbrances on the Pipeline Assets shall have been released.


                                   ARTICLE IX
                                     CLOSING

         9.1 Time and Place of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur on May 30, 1997; provided, however, that if all of the conditions to Closing set forth in Articles VIII and IX have not been satisfied or waived by such date for Closing, the party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived. The date Closing actually occurs is herein called the "Closing Date." The Closing shall be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., One Liberty Place, Suite 3600, 1650 Market Street, Philadelphia, Pennsylvania 19103 or at such other location as may be mutually agreed upon by Castle and Purchaser.

         9.2 Closing Obligations. At the Closing, the following events shall occur:

                  (a) Seller and Purchaser shall execute, acknowledge and deliver the Assignment, Assumption and Bill of Sale in the form of Exhibit 10.2 conveying the Assets to Purchaser;

                  (b) Purchaser shall deliver to Castle the executed corporate guarantee of Union Pacific Fuels, Inc. in the form of Exhibit D hereto.

                  (c) Pipeline shall send a letter thereof directing all transportation customers to make payment to Purchaser of proceeds attributable to transportation after the Closing Date.

                  (d) Seller shall make arrangements to deliver to Purchaser (such delivery to occur not later than the 30th day following the Closing Date), at Purchaser's cost and at a location selected by Seller, originals of all records, as required by this Agreement, pertaining to the Assets;

                  (e) Seller shall provide an officer's certificate to Purchaser to the effect that none of the events listed in Section 7.5 have occurred;

                  (f) Purchaser shall make the payments described in Section
2.2;

                  (g) Purchaser shall deliver to Seller the certificate and opinion referred to in Sections 7.3 and 7.7, respectively, and Seller shall deliver to Purchaser the certificate and opinion referred to in Sections 8.3 and 8.6, respectively;

                  (h) Seller and Purchaser shall each execute and deliver to the other a Transition Agreement ("Transition Agreement") substantially in the form attached hereto as Exhibit E pursuant to which Seller agrees, for a period of up to six months following the Closing Date, to perform accounting services with respect to the Assets for the benefit of Purchaser in exchange for the payment by Purchaser to Seller $1.00 a month.

                  (i) Seller, shall each execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

                  (j) Purchaser shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.


                                    ARTICLE X
                            POST-CLOSING OBLIGATIONS

         10.1 Calculation of Adjusted Purchase Price. Within 60 days after the Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Purchaser a statement setting forth each adjustment to the Purchase Price and showing the calculation of such adjustments. From and after Closing and until the Adjusted Purchase Price is finally determined pursuant to this Section 10.1, Seller
                                       15
shall make available to Purchaser such accounting records and other information as may be reasonably necessary for Purchaser to verify the accuracy of the adjustments set forth on such statement. Within 15 days after receipt of such statement from Seller, Purchaser shall deliver to Seller a written report describing all changes (together with explanations there for) that Purchaser proposes be made to such statement, it being agreed that Purchaser's failure to deliver such report to Seller within such time period shall constitute acceptance by Purchaser of Seller's statement. From and after the expiration of such 15-day period, no additional changes to the statement provided by Seller shall be considered by the parties. The parties shall then undertake to agree on the Adjusted Purchase Price no later than 85 days after the Closing. At any time thereafter, any adjustments remaining in dispute or not finally determined and agreed upon may, at the request of either Seller or Purchaser, be submitted for determination to a firm chosen by lot from the following: Ernst & Young and Coopers and Lybrand. Such firm shall make such determination within 30 days following such submission and such determination shall be final and binding upon Seller and Purchaser, with the fees and expenses of such firm to be shared equally by Seller and Purchaser. Following the final determination of the Adjusted Purchase Price pursuant to this Section 10.1, Seller or Purchaser, as the case may be, shall make the payment required pursuant to Section 2.5.

         10.2 Receipts and Credits. Subject to Section 10.3 and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets and to the period of time (a) subsequent to the Effective Date, shall be the sole property and entitlement of the Purchaser and, to the extent received by Seller shall promptly disclose, account for and transmit same to Purchaser and (b) prior to the Effective Date, shall be the sole property and entitlement of Seller, and, to the extent received by Purchaser, Purchaser shall promptly disclose, account for and transmit same to Seller. Except as provided otherwise in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price (i) all costs, expenses, disbursements, obligations and liabilities attributable to the Assets and to the period of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay same, or if paid by Purchaser, promptly reimburse Purchaser for the amount paid, and (ii) all costs, expenses, disbursements, obligations, and liabilities attributable to the Assets and to the period of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of the Purchaser, and Purchaser shall promptly pay same, or if paid by Seller, promptly reimburse Seller for the amount paid. Except as provided otherwise in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all uncollected accounts receivable as of the Closing Date attributable to the Assets after the Effective Date shall be assigned to Purchaser, and all uncollected accounts receivable as of the Closing Date attributable to the Assets prior to the Effective Date shall be retained by Seller.

         10.3 Assumption of Liabilities, If the Closing occurs, each Seller and Purchaser agree as follows:

                  (a) Except for the Lawsuit Liabilities, Purchaser hereby assumes and agrees to pay, perform and discharge all liabilities and obligations that are attributable to the ownership or operation of the Assets on or after the Closing Date (the "Assumed Obligations"),

                  (b) Subject to the terms of Article XII, which shall control with respect to the tax matters covered thereby, and Section 10.3(d), which shall control with respect to the matters covered thereby, Purchaser agrees to indemnify, defend and hold harmless Seller and its agents and representatives (the 'Seller Indemnified Parties") from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees, but excluding any amounts reimbursed from third party insurance) (collectively, "Losses") that are attributable to (i) the Assumed Obligations, (ii) a breach by Purchaser of its representations, warranties, covenants and agreements here under, (iii) the ownership or operation of the Assets on or after the Closing Date, in each case without regard to the sole, partial or concurrent negligence of the Seller Indemnified Parties or (iv) Losses resulting from or attributable to the failure of Seller, other than by breach of Section 5.2, to obtain the consent of a third party to the assignment and conveyance of any Asset to Purchaser,

                  (c) Subject to the terms of Article XII, which shall control with respect to the tax matters covered thereby, and the terms of
         Section 10.3(d), which shall control with respect to the matters covered thereby, Seller agrees to indemnify, defend and hold harmless Purchaser and its agents and representatives (the "Purchaser Indemnified Parties") from and against any and all Losses that are attributable to (i) a breach by any Seller of its representations, warranties, covenants and agreements hereunder, (ii) the Lawsuit Liabilities, or (iii) the ownership or operation of the Assets before the Closing Date (other than any matter with respect to which Purchaser has agreed to indemnify, defend and hold harmless Seller pursuant to clause (b) above), in each case without regard to the sole, partial or concurrent negligence of the Purchaser Indemnified Parties;

                  (d) With respect to any claims made after the Closing Date (whether brought by Purchaser, its Affiliates, third parties or governmental entities or authorities) that involve damage to property, environmental matters (including environmental remediation and restoration costs), injury to or death of persons, or fines or penalties relating to the foregoing and are attributable to the condition of the Assets on the Closing Date ("Property Condition Claims"), Seller and Purchaser agree as follows:

                           (i) Seller shall indemnify, defend and hold harmless
                  Purchaser from and against any and all Losses arising out of any Property Condition Claims, to the extent such Losses accrued prior to the Closing Date and are attributable to the violation of any environmental or other laws or regulations in effect on the Closing Date (including, as to environmental laws and regulations in effect on the Closing Date, any such laws or regulations that, as of the Closing Date, establish final, specific and identifiable compliance standards that will become effective on or after the Closing Date); and

                           (ii) Purchaser shall indemnify, defend and hold
                  Sellers harmless from and against any and all Losses arising out of any Property Condition Claims to the extent that such Losses are not covered by the indemnification by Seller set forth in clause (i) preceding; (by way of example, if a release of a hazardous substance in violation of applicable law commences prior to the Closing Date and continues thereafter, and such release results in a Property Condition Claim, Seller would be liable for all Losses resulting from such Property Condition Claim relating to releases occurring prior to the Closing Date and Purchaser would be liable for all Losses relating to releases occurring after the Closing
                  Date);

                  (e) The indemnity, defense and hold harmless obligations set forth in Sections 10.3(b), (c) and (d) above shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions here of, and (ii) either party's costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby;

                  (f) Upon request of Seller, Purchaser agrees to execute and deliver specific assumption agreements with respect to the Assumed Obligations; and

                  (g) The party making a claim under this Section 10.3 is hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section 10.3 is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Section 10.3 shall be asserted and resolved as follows:

                           (i) In the event that any claim or demand for which
                  an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel to represent the Indemnified Party and any others the Indemnifying Party may designate in connection with such claim or demand (to the extent they are covered by the Indemnifying Party's indemnity) and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel to retain counsel (but Indemnified Party shall promptly notify the Indemnifying Party that the Indemnified Party has retained such counsel) whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party, whereupon the Indemnifying Party's counsel shall be substituted for the counsel of the Indemnified Party. In the event that an Indemnifying Party shall retain counsel as provided above, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
                  (B) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for all such Indemnified Parties. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person. No claim or demand may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent will not be unreasonably withheld. To the extent it shall be determined that the Indemnified Party shall not be entitled to indemnification pursuant to this Section 10.3, then the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party to or on behalf of the indemnified Party with respect to such matters pursuant to this Section 10.3. Notwithstanding the above, but without affecting any rights of Purchaser to proceed separately against Seller under this Agreement, unless required to do so, Purchaser shall not join any of the Sellers as a third party defendant to any action solely by reason of Seller's indemnity of Purchaser here under for any breach of Seller's representations hereunder.

                           (ii) In the event any Indemnified Party should have a
                  claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. If the claim constitutes a Property Condition Claim and is brought by Purchaser, upon receipt of Purchaser's Claim Notice, Seller shall have the option of either (A) assuming the responsibility of performing operations necessary to bring the condition in compliance with applicable law ("Corrective Operations") or (B) electing not to do so, in which event Purchaser shall perform such operations. In either case the responsibility for such operation shall be allocated to the parties in accordance with the terms of Section 10.3(d). Should Seller fail to respond within 20 Business Days after receipt of Purchaser's Claim Notice, it shall be deemed to have elected not to assume such operation. Should Seller elect to perform such Corrective Operations, it shall promptly commence Corrective Operations and continue the same with diligence until the necessary Corrective Operations have been completed. Should any undue delay by Seller either in the commencement of the Corrective Operations (or in the continuation of the Corrective Operations once commenced) cause a deterioration or other increase in the scope of the Property Condition, any increased costs resulting from such undue delay shall be the responsibility of Seller.

                  Any party performing Corrective Operations under the provisions of the preceding paragraph (a "Performing Party") shall provide the other party with reasonably detailed statements concerning the costs of such Corrective Operations and the costs thereof that it allocates to such party. The party receiving such notice shall as promptly as possible, but in no event more than 15 Business Days after receipt of such statement, pay the amount noted, unless it disputes in good faith its responsibility for the amounts asserted to be due, in which case it shall promptly provide a reasonably detailed explanation of what portion of the invoiced amount it is contesting and the reasons therefor, and shall make payment to the Performing Party for any uncontested amounts.

                           (iii) In the event that either party, acting in the
                  normal course of its business, pays any cost or expense for which it is indemnified by the other party hereunder, the paying party shall provide proof satisfactory to the other party of the payment of such cost or expense, whereupon the Indemnifying Party shall reimburse the paying party for such cost or expense, provided, however, that the Indemnifying Party shall not be obligated to so reimburse the paying party to the extent that (A) the Indemnifying Party in good faith disputes its liability to the third party in question for such cost or expenses, (B) the third party in question withholds its agreement to regard the paying party payment as a full discharge and satisfaction of the cost or expense, or (C) the Indemnifying Party makes a payment of such cost or expense directly to the third party in question.

                  10.4 Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.


                                   ARTICLE XI.
                                   TERMINATION

                  11.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated:

                  (a) At any time at or prior to Closing by mutual consent of Seller and Purchaser;

                  (b) At any time at or after June 16, 1997, by Seller or Purchaser if the Closing shall not have occurred by such date; and

                  (c) By Seller or Purchaser on or before 5:00 p.m. Central Standard Time on May 28, 1997, if the Report reveals the existence of environmental conditions on the real property interests constituting a part of the Pipeline Assets or the "Oil and Gas Assets", as defined in the Production Contract, that require remedial action under applicable environmental laws as in effect on the date of the Report which reasonably estimated will cost in excess of $6,000,000 (utilizing the most cost-effective method of remediation as chosen), it being agreed that prior to the exercise by Seller of such termination right, Purchaser shall have the right to assume liability for any portion of such remediation costs in excess of $6,000,000, in which event any amounts so assumed by Purchaser shall not be counted towards such $6,000,000 amount (if the Closing occurs, such remediation expenses shall, except to the extent assumed by Purchaser, be the responsibility of Seller, as set forth in Section 10.3 above);

provided, however that no such party may exercise any right of termination pursuant to this Section 11.1 if the event giving rise to such termination right shall be due to the willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

         11.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.4, 4.4, 6.1, 6.2, 6.3, 11.2, 15.1 through 15.9, 15.12, 15.13, and the last two sentences of Section 15.16, which shall survive such termination and continue in full force and effect); provided, however, that, if either party is in default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting party shall continue to be liable to the other party for damages (but in no event for specific performance) in respect of such default and such liability shall not be affected by such termination (in the case of Purchaser, such damages shall include all actual damages incurred or suffered by Purchaser in connection with this Agreement, specifically including, without limitation, (a) all reasonable out-of-pocket costs and expenses incurred by Purchaser for legal, engineering, environmental, accounting and other professional services furnished in connection with this Agreement and the transactions contemplated hereunder and (b) all reasonable costs and expenses incurred, and damages sustained, by Purchaser in connection with Purchaser's efforts to protect against any pricing risk associated with the transactions contemplated hereunder, including, without limitation, the costs of liquidating any hedged positions maintained by Purchaser in anticipation of the consummation of the transactions contemplated here under, but in no event shall the sum of Purchaser's damages exceed $6,250,000). Notwithstanding anything to the contrary contained in this Agreement, upon any valid termination of this Agreement pursuant to Section 11.1, Seller, shall be free immediately to enjoy all rights of ownership of the Assets, as applicable, and to sell, transfer, encumber or otherwise dispose of the same to any party without any restriction under this Agreement; and Purchaser shall be liable for all actual, incidental and consequential damages (including, without limitation, lost profits) if it attempts to interfere in any way with any such enjoyment or action by Seller.


                                   ARTICLE XII
                                      TAXES

         12.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (other than income taxes or franchise taxes) ("Property Taxes") attributable to the Assets with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and the Purchaser. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period during which the Effective Date occurs. If Seller is the owner of record on the assessment date, then Purchaser shall pay to such party Purchaser's pro rata portion of Property Taxes within 30 days after receipt of an invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 2.3. If Purchaser is the owner of record as of the assessment date, then Seller shall pay to Purchaser its pro rata portion of Property Taxes within 30 days after receipt of Purchaser's invoice therefor.

         12.2 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of the Assets pursuant to this Agreement. Purchaser, however, shall be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer, stamp or similar taxes should any be determined to be due on the transfer of the Assets pursuant to this Agreement or the consummation of any of the other transactions contemplated hereunder. Purchaser shall indemnify and hold Seller, harmless with respect to the payment of any such taxes, including any interest or penalties assessed thereon.

         12.3 Cooperation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction or the Securities and Exchange Commission. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax return or other confidential tax information.

         12.4 Indemnification for Tax Obligations.

                  (a) Subject to the provisions of Section 12.4(b), Seller shall indemnify Purchaser for all liabilities that are assessed against Purchaser for foreign, federal, state, local or Indian Tribal taxes (other than income or franchise taxes) in respect of the ownership or operation of the Assets prior to the Effective Date, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of the Purchaser), to the extent such liabilities exceed the amounts of such taxes paid by Seller; provided that Seller shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Date that may be received by Seller or Purchaser. Subject to the provisions of Section 12.4(b), Purchaser shall indemnify Seller for all liabilities that are assessed against Seller for foreign, federal, state, local or Indian Tribal taxes (other than income or franchise taxes), together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Date.

                  (b) In order for Seller or Purchaser ("Claimant") to make a claim against the other ("Indemnitor") under this Section 12.4, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Article XII, which notice shall include the circumstances surrounding such liability. Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within 30 days after Indemnitor receives Claimant's notice. Should Indemnitor elect not to contest such liability, Indemnitor shall pay the full amount due under
         Section 12.4(a) in respect of such liability to Claimant in cash within 60 days after Indemnitor receives Claimant's notice. Except as specifically provided in this Section 12.4 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect. With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the party having the greater ultimate liability (including liability under Section 12.4(a) for the taxes in dispute). The party in control may not adjust, compromise or settle taxes which are contested by or on behalf of the other party without the consent of the other party, which consent shall not be unreasonably withheld. With respect to any liability contested by Indemnitor under the terms of this Section 12.4(b), Indemnitor shall pay the full amount due under
         Section 12.4(a) in respect of such liability to Claimant in cash within 30 days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction.


                                  ARTICLE XIII
                               DOCUMENT RETENTION

                  13.1 Inspection. As used in this Article XIII, "Documents" shall mean all files, documents, books and records delivered to Purchaser by Seller pursuant to the provisions of this Agreement, including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records relating to the operation of the Assets during the Interim Period. Subject to the provisions of Section 13.2, Purchaser agrees that the Documents shall be open for inspection by representatives of Seller as applicable, at reasonable times and upon reasonable notice during regular business hours for a period of 10 years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees that such documents and materials as shall be retained by Seller as applicable, and that are related to the Assets or the conduct of business or the operation of the Assets, shall be open for inspection by representatives of Purchaser at reasonable times and upon reasonable notice during regular business hours for a period of 10 years following the Closing Date and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

                  13.2 Destruction. Without limiting the generality of the foregoing, for a period of 10 years after tee Closing Date (or for such longer period as may be required by law or governmental regulation), Purchaser shall not destroy or give up possession of any original or final copy of the Documents without first offering Seller the opportunity, at such party's expense (without any payment to Purchaser), to obtain such original or final copy or a copy thereof. After the conclusion of such period, Purchaser shall offer to deliver to such party, at such party's expense (without any payment to Purchaser), the Documents prior to destroying same.

                  13.3 Access. Seller and Purchaser each shall use its best efforts to afford the other access to (a) in the case of Seller employees of such entity who remain employees of any such entity or an Affiliate following the Closing Date but are familiar with the operations of the Assets and (b) in the case of Purchaser, employees of Purchaser or an Affiliate which Seller shall reasonably request for its proper corporate purposes, including without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-pocket expenses (including wages and salaries) reasonably incurred by any party in connection with this Section 13.3 shall be paid or promptly reimbursed by the party requesting such services.

                                   ARTICLE XIV
                    INDEPENDENT INVESTIGATION AND DISCLAIMER

                  14.1 Independent Investigation and Disclaimer. Purchaser acknowledges that (a) it has had and pursuant to this Agreement will have prior to the Closing access to the Assets, the officers and employees of Seller, and the books, records, and files of such entities relating to the Assets and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and the records related there to, and upon the representations, warranties and covenants in this Agreement. Accordingly, Purchaser acknowledges that, except as expressly set forth herein, Seller has made no, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (ii) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER, provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Seller set forth in Article III hereof, the covenants of Seller set forth in
Article V or the obligations of Seller under Section 10.3. As used in this
Section 14.1, the term "Seller" shall include the agents and representatives of such parties.


                                   ARTICLE XV.
                                  MISCELLANEOUS

                  15.1 Governing Law. This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to any conflict of law rules that would direct application of the laws of another jurisdiction.

                  15.2 Entire Agreement. This Agreement, including all Exhibits attached hereto and made a part hereof, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

                  15.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  15.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                  15.5 Assignment. Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any assignment made without such consent shall be void; provided, however, that Purchaser shall have the right to grant a security interest in its rights and obligations hereunder or to assign all or any part its rights or obligations hereunder to any Affiliate of Purchaser. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         15.6 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the relevant party hereto (except that notice given by telecopier shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the parties shall be as follows:

                  For Seller:

                           Mailing and Street Address:

                           Castle Energy Corporation
                           One Radnor Corporate Center, Suite 250
                           100 Matsonford Road
                           Radnor, Pennsylvania 19087
                           Attn:    Joseph L. Castle
                           Telecopy No.: (610) 955-0409

                  For Purchaser:

                           Mailing and Street Address:

                           Union Pacific Resources Company
                           801 Cherry Street
                           Fort Worth, Texas 76102
                           Attn:  William M. Searcy
                           Telecopy No.: (817) 877-6093

Each party shall have the right, upon giving 10 days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

         15.7 DTPA Waiver. To the extent applicable to the Assets or any portion thereof, Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17555, which is not waived), Tex. Bus. & Com. Code. In order to evidence its ability to grant such waiver, Purchaser hereby represents and warrants to Seller that Purchaser (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (d) is not in a significantly disparate bargaining position.

         15.8 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants).

         15.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

         15.10 Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party.

         15.11 Use of Names. As soon as practicable after the Closing, Purchaser shall remove or cause to be removed the names and marks used by each Seller and all variations and derivatives thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos. In the event Purchaser has not completed such removal within 60 days after Closing, Seller shall have the right but not the obligation to cause such removal, and Purchaser hereby grants Seller access to the Assets for such purpose. In addition, Purchaser shall reimburse Seller for any costs or expenses incurred thereby by Seller.

         15.12 Consequential Damages. Except as expressly provided in Section
2.2 or the last sentence of Section 11.2, the parties waive any rights to incidental or consequential damages resulting from a breach of this Agreement, including, without limitation, loss of profits.

         15.13 No Third Party Beneficiary. This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

         15.14 Survival Limitation of Liability. Except with respect to the covenants set forth in Sections 5.1, 5.2 and 5.3, the representations, warranties, covenants and obligations of the parties under this Agreement shall survive the Closing; provided, however, that any claim with respect to the breach thereof may be made only if the party claiming a breach thereof shall have notified the breaching party on or before the Closing Date in the case of Sections 3.14, (ii) on or before the 120th day following the Closing Date in the case of Sections 3.8 and 3.13, (iii) on or before the

180th day following the Closing Date in the case of Sections 3.7, 3.9, 3.11 and
3.15 and (iv) at any time in the case of all other provisions.

         15.15 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference. The inclusion of an item by Sellers on an Exhibit shall not be deemed to be an admission by Sellers that such item satisfies any materiality or other qualifiers set forth in the Section of the Agreement to which such Exhibit relates.

         15.16 Environmental Investigation and Report. On or prior to the date hereof, Purchaser has engaged the consulting firm of Pilko & Associates (the "Consultant") to prepare and deliver on or before May 25, 1997, an environmental report of the Assets (the "Report"). Seller agrees to cooperate fully with respect to the Report and the investigation to be conducted by Consultant necessary to prepare such Report. A Seller employee shall have the opportunity to be present during any on-site environmental investigations or inspections conducted by the Consultant. Purchaser shall, except where otherwise required by applicable law, cause all information contained in the Report or obtained as a result of the investigation conducted by the Consultant to be maintained in confidence, used only for internal purposes and not disclosed to any third party without prior written consent of the other.

         15.17 Recordable Assignment. Sellers and Purchaser acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of either (a) the Assignment and Bill of Sale executed and delivered at Closing by Seller and Purchaser (or Purchaser's assignee) covering the Pipeline Assets, the terms and provisions of this Agreement shall control.

         15.18 Casualty and Condemnation. If after the Effective Time and prior to the Closing any party of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof, except as provided in this Section 15.18. Purchaser or Seller shall have the right to elect to terminate this Agreement on or before the Closing Date if the value of all Assets affected by any one or more casualties, takings or proceedings or threats thereof exceeds 30% of the Purchase Price, in the aggregate. After the date of this Agreement, without Purchaser's prior written consent, no insurance proceeds, condemnation awards or other payments will be committed, used or applied by Seller to repair, restore or replace a damaged or taken Asset if the cost to repair, restore or replace any such damaged or taken Asset is projected to exceed $5,000.00. To the extent the same are not used or applied by Seller prior to the Closing Date in accordance with this Section 15.18, Seller shall at the Closing pay to Purchaser all sums paid to Seller by reason of such destruction or taking. In addition, Seller shall assign, transfer and set over unto Purchaser at Closing, all of the right, title and interest of Seller in and to any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking and shall cooperate with Buyer in its efforts to collect same.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                     CASTLE

                                     CASTLE ENERGY CORPORATION


                                     By:
                                        ------------------------------------
                                           Joseph L. Castle II
                                           President


                                     CASTLE TEXAS PIPELINE LIMITED PARTNERSHIP


                                     By:
                                        ------------------------------------
                                           Rick Staedtler
                                           Vice President


                                     PURCHASER

                                     UNION PACIFIC INTRASTATE PIPELINE COMPANY


                                     By:
                                        ------------------------------------

                                 EXHIBIT 1.1(j)
                                 --------------

                                ASSUMED CONTRACTS
                                -----------------


         Transportation Agreement, dated July 1, 1992 between B&A Marketing Company and Tabasco Gas Pipeline Company (subsequently assigned to Pipeline and CEC Gas Marketing L.P., a subsidiary of Castle.

         Transportation Agreement, dated February 1, 1997, between Pipeline and Cherokee Loan Marketing, Inc. as agent for the Long Trusts.

         Master Rental and Service Agreement dated January 28, 1997 between Seller and Hanover Compresser Company.

         Service Agreement, dated February 1, 1997 between Pipeline and Gas Service, Inc.

                                   Exhibit 1.1
                                   -----------


                                   LITIGATION
                                   ----------

         Larry Long Lawsuit (1996-172) for the Texas Production L.P. has been named a defendant in the Larry Long Litigation. See Litigation Exhibit to Purchase and Sale Agreement by and among Castle Energy Corporation for the Texas Production L.P. and Union Pacific Resources Company.

                                  EXHIBIT 3.13
                                  ------------


                              LICENSES AND PERMITS
                              --------------------

         None